Exhibit 10(a)99

November 14, 2003

Mr. Mark T. Savoff
662 Llagas Vista Drive
Morgan Hill, CA 95037

Dear Mark:

On behalf of Entergy Services, Inc. ("ESI"), I would like to confirm our offer to you for the ESI system officer position of Executive Vice President, Operations. The details of employment under this agreement (the "Agreement") are set forth below and supercede any other oral or written employment offers, representations, agreements or contracts you may have received from, or entered into with, Entergy Corporation, ESI, or any other affiliate or subsidiary of Entergy Corporation (collectively, the "Entergy System") prior to the execution of this Agreement, which prior offers, agreements or contracts you acknowledge are without effect.

  Pre-Employment Contingencies. The employment contemplated by this Agreement is contingent upon your successful completion of a company-arranged medical drug screen analysis and favorable security background and reference checks. Arrangements for the drug screen will be made through our office upon your formal acceptance of this offer. Additionally, suitable documentation must be provided in order to establish your identity and employment eligibility (I-9 INS certification). Finally, employment is contingent upon your timely execution of this Agreement and the execution of this Agreement by an authorized agent for ESI. The earliest date upon which these contingencies are met shall be the effective date of this Agreement.

  Service At Will. The employment contemplated by this Agreement refers to employment by ESI or any other "System Company," which shall mean Entergy Corporation and any other corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Entergy Corporation and any partnership or trade or business which is 80% or more controlled, directly or indirectly, by Entergy Corporation or by any other System Company, and shall include successors of all such entities. This Agreement contemplates, and you agree that its provisions apply to, any System Company employer. You will devote substantially all of your full working time, attention and energy to the services required and will faithfully render your best efforts to promote, advance and conduct the business of the Entergy System. Notwithstanding any other provision of this Agreement to the contrary, your employment with ESI and any other System Company will be at-will and may be terminated by you, ESI or any other System Company employer with or without notice and with or without cause.

  Base Salary. Your annual rate of pay shall be FIVE HUNDRED THOUSAND AND NO/100 ($500,000.00) DOLLARS or such greater amount as may be approved from time to time by the System Company then employing you, in its sole discretion, while you are employed by such System Company in accordance with this Agreement (subject to all appropriate withholdings or other deductions required by law or by the System Company's established policies), such salary to be payable in accordance with the System Company employer's established payroll practices. If you should die while still employed in accordance with the terms of this Agreement, the amount of any monthly base salary that was earned by you prior to your death but not yet paid to you shall be paid to your estate. A System Company employer shall have the right to require you to remit to it, or to withhold from other amounts payable to you, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

  Additional Benefits. Upon employment, you are eligible for the following additional benefits:
  Executive Annual Incentive Plan. Beginning in the calendar year 2004, you will be eligible to participate in the Executive Annual Incentive Plan ("EAIP") in accordance with its terms and conditions, with a target value of 70% of your annual base salary. The following generally illustrates the minimum, target and maximum payout opportunities for an entire year under the EAIP:

  EAIP Payout Opportunity Achievement Level (expressed as % of Base Salary)
Minimum	Target	Maximum
0% - 17.5%	70%	140%
$0 to $87,500	$350,000	$700,000

  The actual award is based on a continuous level of achievement (between 25% and 200% of the 70% Target level) and is not bracketed at the 17.5%, 70% or 140% levels. Further, individual awards are discretionary.

  Long Term Incentive Program. The Long Term Incentive Program ("LTIP") (a.k.a. Performance Unit Program) of the equity plan for which you are eligible ("Equity Plan") provides participants with performance units (each unit representing the cash equivalent of one share of Entergy Corporation common stock) that will be earned by achieving pre-approved Entergy Corporation goals, as may be established by the Personnel Committee, for the applicable three-year performance period. Subject to Personnel Committee approval and the terms and conditions of the Equity Plan, you will be eligible for a Target LTIP award of:
    8,500 performance units (with a maximum opportunity of 200% of that Target -- prorated) for the 2002 to 2004 performance cycle; and,
    12,500 performance units (with a maximum opportunity of 200% of that Target -- prorated) for the 2003 to 2005 performance cycle.

The 2002 to 2004 and the 2003 to 2005 performance cycles will be prorated based on the number of full months you are employed at System Management Level 2 with ESI or any other participating System Company during the applicable thirty-six (36) month performance period. The 2004 to 2006 performance cycle opportunities for a full 36 months of participation are:

Annual Performance Units Program Achievement Level Opportunities Beginning in 2004
Minimum	Target	Maximum
0 or 3,125 Units	12,500 Units	25,000 Units

To illustrate how the 2002-2004 Annual Performance Units Program would work, assume that your employment begins on January 1, 2004, and the Entergy System achieves the Target level of performance; your payout in early 2005 would be rounded to 2,800 performance units (i.e., 8,500 Target performance units for the 36-month period times 12/36 prorated months of participation equals 2,800 performance units, plus accumulated dividends). At maximum, the number of units would be 5,600 (i.e., 200% of the 2,800 units at Target.)
  Annual Stock Option Plan. During your System Company employment, you will be eligible to receive stock option grants, if any, as may be determined in the discretion of the Personnel Committee. Subject to approval by the Personnel Committee, in calendar year 2004, it is anticipated that you will be eligible to receive 40,300 stock options under the terms and conditions of the Equity Plan. Although it is anticipated that one-third of all options granted will vest at the first, second and third anniversaries of the date of grant if you are an active System Company employee or otherwise eligible to vest on each such date, the vesting schedule and other grant terms will be established in accordance with the terms of the Equity Plan, as specified in the grant letter. Further, you will be required to invest seventy-five percent (75%) of the after-tax net profit realized from the exercise of stock options into Entergy common stock, which must be held for a period of five years, or separation from service, if earlier.

  Vacation. You will be eligible for five (5) weeks' vacation annually beginning in 2004.

  Relocation Assistance (one month's salary). You will be eligible for benefits under Entergy's relocation program, including a lump sum cash payment of one month's salary ($41,667); paid at the time you relocate, for miscellaneous relocation expenses.

  Retirement Benefits.

You will be offered participation in both of the following non-qualified retirement plans, subject to their respective terms and conditions. Your actual benefit (at your retirement) will be calculated using the terms and conditions of the plan that produces the higher benefit:
    Retirement Plan and Pension Equalization Plan (PEP). The Pension Equalization Plan of Entergy Corporation and Subsidiaries (the "PEP") is an excess benefit retirement plan, which together with the qualified Retirement Plan accumulates benefits at the rate of 1.5% for each year of service; and, is based upon your highest consecutive five-year average base salary plus annual incentive payments. You will become eligible for an unreduced benefit once you reach age 65. To the extent that this pension formula produces a benefit payment that is greater than permitted by the qualified Retirement Plan, the PEP restores that otherwise lost benefit.
    System Executive Retirement Plan (SERP). You will also be eligible to participate in the System Executive Retirement Plan of Entergy Corporation and Subsidiaries (the "SERP"), which is an all-inclusive retirement plan that accumulates benefits at various rates that are approximately twice as much (for the first 15 years) as the 1.5% per year flat rate under the Retirement Plan. The replacement rate that corresponds to your years of service is applied to your highest three-year average base salary and corresponding annual incentive payments. Your participation in this Plan is contingent upon execution of a SERP Application shortly after your hire date.

  Change in Control Protection. You will be eligible to participate in the System Executive Continuity Plan of Entergy Corporation and Subsidiaries ("SECP"). Subject to the terms and conditions of the SECP, if a Change in Control should occur and you terminate your employment for Good Reason (as defined in the SECP), your position would entitle you to a total cash benefit amount equal to three (3) times the sum of your annual base salary and Target EAIP in effect at the time of your separation. Additional benefits include gross-up of any excise tax, plus subsidized medical and dental coverage for three years following your date of separation from service.

  Remaining Benefits. You may participate in all other Entergy Corporation sponsored qualified employee benefit plans, welfare benefit plans and programs for which you are eligible to participate, in accordance with the terms and conditions of such plans and programs as in effect and as may be amended from time to time. As of the date hereof, such plans and programs include the Executive Deferred Compensation Plan, qualified Savings Plan, qualified Retirement Plan, the BenefitsPlus welfare benefit plans, Defined Contribution Restoration Plan, Executive Disability Plan and Executive Financial Counseling Program. Your participation in some or all of these plans will be contingent upon your execution of, and the acceptance by the plan's administrator of, a participation agreement, and upon your satisfaction of other terms and conditions. Except as specifically set forth herein, the benefits provided under this Agreement shall in no way alter or affect the terms and conditions of any System Company sponsored qualified employee benefit plans, non-qualified employee benefits plans, programs, and welfare benefit plans in which you may otherwise be eligible to participate, and your eligibility to participate in any such plans or programs shall continue to be determined in accordance with the terms and conditions of such plans or programs, as may be amended from time to time.

  Termination. You acknowledge and agree that this Agreement does not create any obligation on your part to work for ESI or any other System Company, or an obligation for ESI or any other System Company to employ you, for any fixed period of time, and your employment may be terminated at any time, for any reason. Upon termination, you may be eligible to participate in the Entergy System Companies Severance Pay Plan for Officers and Directors, subject to certification by the Plan Administrator and under the terms and conditions of the Plan which currently provides for a total cash benefit amount equal to one (1) time your annual base salary plus one week of base salary for each year of completed service.

  Confidentiality. During your employment and thereafter, other than as authorized by a System Company or as required by law or as necessary for you to perform your System Company duties, you shall hold in a fiduciary capacity for the benefit of the System Companies and not disclose to any person or entity and not use for any purposes or release or disclose to any person, any trade secrets or proprietary information and materials (including, without limitation, all information concerning the business transactions, financial arrangements, or marketing plans of any one or all of the System Companies) provided to you by any one or all of the System Companies, or otherwise acquired by you in conjunction with your employment within the Entergy System, including, without limitation, any information which if released to third persons would result in financial loss, loss of pecuniary advantage, or otherwise be detrimental to the interests of any one of the System Companies, or any person transacting business with the System Companies ("Proprietary Information"). Disclosure of Proprietary Information pursuant to subpoena, judicial process, or request of a governmental authority shall not be deemed a violation of this provision, provided that you give the System Company immediate notice of any such subpoena or request and fully cooperate with any action by the System Company to object to, quash, or limit such request.

  Injunctive Relief. In the event of any breach or threatened breach of the confidentiality provisions of this Agreement, all benefits otherwise payable to you under this Agreement shall be cancelled and shall not vest or otherwise be payable to you, and any System Company shall be entitled to an injunction, without bond, restraining you from violating the provisions of such Sections, in addition to any other relief to which the System Company may be entitled.

  Proprietary Rights. You agree to and hereby do assign to any System Company employing you all your rights in and to all inventions, business plans, work models or procedures, whether patentable or not, which are made or conceived solely or jointly by you at any time during your employment or with the use of any System Company time and materials. You will disclose to such System Company all facts known to you concerning such matters and, at the System Company's expense, do everything reasonably practicable to aid it in obtaining and enforcing proper legal protection for, and vesting System Company in title to, such matters.

  Representations and Warranties. You and ESI represent and warrant that neither is under a restriction or obligation inconsistent with the execution of this Agreement or the performance of either party's obligations hereunder and neither knows of any reason why the performance due under this Agreement should be hindered in any way.

  Notices. Any notice required under this Agreement shall be in writing and deemed received (a) on the date delivered if hand-delivered, or (b) on the third business day after being deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be addressed as follows, unless changed by any party in accordance with the notice provisions of this Section:

  If to a System Company, addressed in care of:

  General Counsel
  Entergy Services, Inc.
  639 Loyola Avenue, 26th Floor
  New Orleans, LA 70113

  If to you, addressed as follows:

  Mr. Mark T. Savoff
  662 Llagas Vista Drive
  Morgan Hill, CA 95037

  Binding Agreement. Upon its effective date, this Agreement is binding upon you, ESI, and your and its successors, agents, heirs or assigns.

  Nonassignability. Neither this Agreement nor the right to receive benefits hereunder may be assigned, encumbered or alienated by you in any manner. Any attempt to so assign, encumber or alienate shall constitute a material violation of this Agreement and will be immediate grounds for terminating your employment for cause.

  Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

  Headings. Section headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  Modifications and Waivers. This Agreement contains the entire understanding between ESI and you relating to your employment, unless otherwise specifically provided. No provision of this Agreement may be modified, amended or waived except in a writing signed by both parties. The waiver by either party of a breach of any provision of this Agreement shall not operate to waive any subsequent breach of the Agreement.

  Severability. Should any part of this Agreement be found to be invalid or in violation of law, such part shall be of no force and effect and the rest of this Agreement shall survive as valid and enforceable to the fullest extent permitted by law.

The offer of employment contemplated by this Agreement will remain outstanding until November 28, 2003. We look forward to your formal acceptance of our offer and to working with you. Please sign this Agreement and return the original signed Agreement to me. Please do not hesitate to call should you have any questions or need any assistance.

Sincerely,

William E. Madison
Sr. Vice President,
Human Resources & Administration

Enclosures
Accepted:_____________________________ on this _____ day of _________________, 2003.
                                Mark T. Savoff

(Following section to be executed by Authorized Agent of ESI after all Pre-employment Contingencies outlined in this Agreement have been met):

ENTERGY SERVICES, INC.,
BY ITS DULY AUTHORIZED AGENT:

Date: _____________________________________

Signature: _________________________________

Printed Name: _____________________________

Title: _____________________________________

This document constitutes part of a prospectus covering Securities that have been registered under the Securities Act of 1933.